UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 14, 2014

Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 440-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On May 14, 2014, the Company entered into Amendment No. 9 and Agreement (the “Amendment”) with KeyBank National Association, as administrative agent (the “Administrative Agent”) and the issuing lender and the other lenders party to the Credit Agreement (defined below).  The Amendment further amends that certain Credit Agreement, dated as of March 29, 2011, by and among the Company, the Administrative Agent and the lenders from time to time party thereto (including all previous amendments thereto, the “Credit Agreement”) to, among other things, (i) increase potential borrowings under the Credit Agreement from $600 million to $1 billion, (ii) increase the borrowing base under the Credit Agreement from $450 million to $525 million and (iii) reduce the effective interest rate on future borrowings by 0.25%. The Company elected to limit bank commitments to $400 million while reserving the option to access, at the Company’s request, the full $525 million prior to the next semi-annual redetermination date.

All other material terms of the Credit Agreement remain unchanged.  The foregoing description of the Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Amendment, which is attached hereto as Exhibit 10.1.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Amendment No. 9, dated as of May 14, 2014, to the Credit Agreement, among Bonanza Creek Energy, Inc., the Guarantors, KeyBank National Association, as Administrative Agent and as Issuing Lender, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Date: May 20, 2014	By:	/s/ Christopher I. Humber
Christopher I. Humber
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1

Amendment No. 9, dated as of May 14, 2014, to the Credit Agreement, among Bonanza Creek Energy, Inc., the Guarantors, KeyBank National Association, as Administrative Agent and as Issuing Lender, and the lenders party thereto.